                                                                    EXHIBIT 99.1


News Release                                                          [WCG LOGO]

NYSE:WCG




Date:     May 29, 2001


Contact:  Wendy Lea                          Patricia Kraft
          Williams Communications (media)    Williams Communications (investors)
          (918) 573-7602                     (918) 573-0649
          wendy.lea@wcg.com                  patricia.kraft@wcg.com




         WILLIAMS COMMUNICATIONS ENTERS AGREEMENT WITH AMERICA MOVIL TO
                SELL ITS SHARE OF BRAZILIAN WIRELESS PROVIDER ATL


         TULSA, Okla. / MEXICO, City - Williams Communications [NYSE: WCG] and America Movil, S.A. de C. V. (America Movil) [NYSE: AMX] [NASDAQ: AMOV] [BMV:
AMX], announced today they entered into an agreement pursuant to which Williams Communications will sell its interest in Brazilian wireless provider Algar Telecom Leste (ATL) to America Movil.

         Williams was a founding investor in ATL, which began providing wireless service to the Brazilian region including Rio de Janeiro in January of 1999, and currently serves over 1.6 million customers. America Movil is one of Latin America's largest cellular communications providers. The proposed transaction is subject to the receipt of all necessary regulatory, third party, legal and other approvals, and is expected to close during the third quarter of 2001.

         "This transaction not only provides us with additional liquidity, it also allows Williams Communications to continue to increase its focus on the core broadband businesses that will drive shareholder value," said Howard E. Janzen, chairman and chief executive officer of Williams Communications.

         "With the acquisition of Williams Communications' interest in ATL, we will strengthen our participation in the Brazilian market and continue with our strategy and expansion program in Latin America," said Daniel Hajj, America Movil chief executive officer.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is the leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America, spanning more than 33,000 lit and 40,000 planned route miles. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

ABOUT AMERICA MOVIL [NYSE: AMX] [NASDAQ: AMOV] [BMV: AMX].

America Movil is one of Latin America's largest cellular communications providers, with approximately 15 million equity subscribers and telecommunication investments in several countries throughout the Americas region.

                                       ###

ALL TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. STATEMENTS MADE IN THIS PRESS RELEASE REGARDING THE COMPANY'S OR MANAGEMENT'S INTENTIONS, BELIEFS, EXPECTATIONS, OR PREDICTIONS FOR THE FUTURE ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO A NUMBER OF RISKS, ASSUMPTIONS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE RISKS, ASSUMPTIONS AND UNCERTAINTIES INCLUDE: THE SUCCESSFUL COMPLETION OF THE SALE OF WILLIAMS' INTEREST IN ATL AND THE COLLECTION OF ALL PROCEEDS THEREON; AND OTHER RISKS REFERENCED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS REGISTRATION STATEMENTS.